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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE TO
                               (RULE 14d -- 100)

       TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1) OR 13(e)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

                             SBS BROADCASTING S.A.
                       (NAME OF SUBJECT COMPANY (ISSUER))

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.
                       (NAME OF FILING PERSONS (OFFEROR))

                         COMMON SHARES, 1.50 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)
                            ------------------------

                                  L8137F-10-2
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.
                                 P.O. BOX 74763
                               1076 EE AMSTERDAM
                                THE NETHERLANDS
                               01131 20 778 9840

              MICHAEL T. FRIES, CHAIRMAN OF UPC SUPERVISORY BOARD
                           C/O UNITEDGLOBALCOM, INC.
                      4643 SOUTH ULSTER STREET, SUITE 1300
                             DENVER, COLORADO 80237
                                 (303) 770-4001
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                  COMMUNICATIONS ON BEHALF OF FILING PERSONS)
                            ------------------------

                                   COPIES TO:
                           BONNIE A. BARSAMIAN, ESQ.
                       CLIFFORD CHANCE ROGERS & WELLS LLP
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                            ------------------------

                           CALCULATION OF FILING FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
          Transaction Value $1,462,082,188(1)          Amount of Filing Fee $184,467(2)
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $107,949                Filing Party: United Pan-Europe Communications N.V.
Form or Registration No.: Form S-4              Date Filed: May 12, 2000

[ ] Check the appropriate box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

    Check the appropriate boxes below to designate any transactions to which the statement relates:

  [X] third-party tender offer subject to Rule 14d-1

  [ ] issuer tender offer subject to Rule 13e-4.

  [X] going-private transaction subject to Rule 13e-3.

  [ ] amendment to Schedule 13D under Rule 13d-2.

    Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

---------------
(1) Estimated for purposes of calculating the amount of the filing fee only in accordance with Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, as amended, based upon (a) U.S. $55.53, the average of the high and low prices per share of SBS Shares on May 5, 2000 as quoted by the Nasdaq Stock Market, multiplied by (b) 26,329,591, representing the aggregate number of SBS shares outstanding on May 5, 2000 plus the maximum number of such shares expected to be issued pursuant to outstanding options, warrants and convertible notes prior to the date on which the offer is expected to be completed.

(2) One-fiftieth of 1% of the value of the transaction.
--------------------------------------------------------------------------------
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

     This Tender Offer Statement on Schedule TO relates to the offer (the "Offer") by United Pan-Europe Communications N.V., a public limited liability company organized and existing under the laws of the Netherlands ("UPC"), to exchange all outstanding shares of common stock, par value $1.50 per share (the "Shares"), of SBS Broadcasting S.A., a public limited liability corporation organized under the laws of Luxembourg ("SBS"), for American depositary shares representing ordinary shares A, nominal value Euro 1.00 per share (the "UPC Shares") of UPC based on the exchange ratio described in the Prospectus referenced below, plus US$40.00 in cash.

     The Offer is being made pursuant to an Exchange Offer Agreement, dated as of March 9, 2000, by and between UPC and SBS. UPC has filed a registration statement with the Securities and Exchange Commission on Form S-4 relating to the UPC Shares to be issued to the stockholders of SBS in the Offer (the "Registration Statement"). The terms and conditions of the Offer are set forth in the prospectus which is part of the Registration Statement (the "Prospectus"), and in the related Letter of Transmittal, copies of which is attached hereto as Exhibit (a)(1)(i) and (a)(1)(ii), respectively.

     All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by UPC, is hereby incorporated herein by reference as set forth below.

ITEM 4.  TERMS OF THE TRANSACTION.

     (a) See the sections of the Prospectus captioned "Summary -- The Exchange Offer -- Summary of the Exchange Offer," "Summary -- Reasons for the Proposed Combination," "Summary -- Material U.S. Federal Income Tax Consequences of the Exchange Offer," "Special Factors -- Purposes of the Exchange Offer," "Special Factors -- Reasons for the Exchange Offer," "Special Factors -- Certain Effects of the Exchange Offer," "Special Factors -- Material U.S. Federal Income Tax Consequences," "The Exchange Offer -- Basic Terms," "The Exchange
Offer -- Acceptance for Exchange and Payment for SBS Shares," "The Exchange Offer -- Withdrawal Rights," "The Exchange Offer -- Accounting Treatment," "Summary of Additional Material Provisions of the Articles of Association and Other Matters," "Description of American Depositary Shares" and "Comparison of Rights of Holders of UPC ADSs and SBS Shares."

     (b) See the sections of the Prospectus captioned "Special Factors -- Other Agreements and Relationships with SBS" and "The Exchange Offer Agreement and the Share Exchange Agreement -- The Share Exchange Agreement."

ITEM 6.  PURPOSE OF THE TRANSACTION AND PLANS OR PROPOSALS.

     (a) See the sections of the Prospectus captioned "Summary -- The Proposed Combination," "Summary -- Reasons for the Proposed Combination," "Special Factors -- Purposes of the Exchange Offer" and "Special Factors -- Reasons for the Exchange Offer."

     (b) See the sections of the Prospectus captioned "Special
Factors -- Purposes of the Exchange Offer" and "Special Factors -- Certain Effects of the Exchange Offer -- Reduced Liquidity; Possible Delisting."

     (c) See the sections of the Prospectus captioned "Summary -- The Proposed Combination," "Summary -- Reasons for the Proposed Combination," "Risk
Factors -- Risks Related to the Exchange Offer," "Risk Factors -- Risks Related to UPC," "Special Factors -- Background of the Exchange Offer," "Special Factors -- Purposes of the Exchange Offer," "Special Factors -- Reasons for the Exchange Offer," "Special Factors -- Plans for SBS after the Exchange Offer," "Special Factors -- Other Agreements and Relationships with SBS."

ITEM 7.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a) See the sections of the Prospectus captioned "The Exchange Offer -- Source and Amount of Funds" and "The Exchange Offer -- Fees and Expenses."

     (b) See the sections of the Prospectus captioned "The Exchange Offer -- Source and Amount of Funds" and "The Exchange Offer -- Fees and Expenses."

     (d) See the sections of the Prospectus captioned "The Exchange Offer -- Source and Amount of Funds" and "The Exchange Offer -- Fees and Expenses."

ITEM 10.  FINANCIAL STATEMENTS.

     (a) See the section of the Prospectus captioned "Summary -- Selected Historical Consolidated Financial Data of UPC and Selected Unaudited Pro Forma Combined Financial Data of UPC and SBS," "Summary -- Selected Historical Consolidated Financial Data of SBS," "Summary -- Comparative Per Share Information" and "Unaudited Pro Forma Condensed Consolidated Financial Data."

     (b) See the section of the Prospectus captioned "Summary -- Selected Historical Consolidated Financial Data of UPC and Selected Unaudited Pro Forma Combined Financial Data of UPC and SBS" and "Unaudited Pro Forma Condensed Consolidated Financial Data."

ITEM 11.  ADDITIONAL INFORMATION.

     (a)(1) See the section of the Prospectus captioned "Special
Factors -- Other Agreements and Relationships with SBS.

     (a)(2) See the sections of the Prospectus captioned "Summary -- The Exchange Offer," "Risk Factors -- Risks Related to the Exchange Offer" and "The Exchange Offer -- Regulatory Consents and Approvals."

     (a)(3) See the sections of the Prospectus captioned "Summary -- The Exchange Offer," "Risk Factors -- Risks Related to the Exchange Offer" and "The Exchange Offer -- Regulatory Consents and Approvals."

     (a)(4) See the section of the Prospectus captioned "Special
Factors -- Certain Effects of the Exchange Offer."

     (a)(5) None.

     (b) See the section of the Prospectus captioned "Description of UPC's Share Capital," "Material Tax Consequences Under Netherlands Law," "Description of American Depositary Shares" and "Comparison of Rights of Holders of UPC ADSs and Holders of SBS Shares.

ITEM 12.  EXHIBITS.

  EXHIBIT                             DESCRIPTION
  -------                             -----------
(a)(1)(i)     Prospectus relating to UPC Shares to be issued in the Offer
              (incorporated herein by reference from UPC's Registration
              Statement on Form S-4 filed May 12, 2000 (File No.
              333-36848)).
(a)(1)(ii)    Form of Letter of Transmittal (incorporated herein by
              reference to Exhibit 99.1 from UPC's Registration Statement on Form S-4 filed May 12, 2000 (File No. 333-36848)).
(a)(1)(iii)   Form of Notice of Guaranteed Delivery (incorporated by
              reference to Exhibit 99.2 from UPC's Registration Statement on Form S-4 filed May 12, 2000 (File No. 333-36848)).
(a)(1)(iv)    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees (incorporated by reference to
              Exhibit 99.3 from UPC's Registration Statement on Form S-4 filed May 12, 2000 (File No. 333-36848)).

  EXHIBIT                             DESCRIPTION
  -------                             -----------
(a)(1)(v)     Form of Letter to Clients for use by Brokers, Dealers,
              Commercial Banks, Trust Companies and Other Nominees
              (incorporated herein by reference to Exhibit 99.4 from UPC's
              Registration Statement on Form S-4 filed May 12, 2000 (File
              No. 333-36848)).
(a)(1)(vi)    Guidelines for Certification of Taxpayer Identification
              Number on Substitute Form W-9 (incorporated herein by
              reference to Exhibit 99.5 to UPC's Registration Statement on
              Form S-4 filed May 12, 2000 (File No. 333-36848)).
(a)(1)(vii)   Press Release issued by UPC on March 9, 2000 (incorporated herein by reference to Exhibit 99.1 from UPC's Form 8-K
              filed March 13, 2000 (File No. 000-25365)).
(a)(1)(viii)  Press Release issued by UPC on April 11, 2000 (incorporated herein by reference to Exhibit 99.1 from UPC's Form 8-K
              filed April 18, 2000 (File No. 000-25365)).
(a)(2)        None.
(a)(3)        Exhibit (a)(1)(i) is incorporated herein by reference.
(a)(4)        Exhibit (a)(1)(i) is incorporated herein by reference.
(a)(5)        None.
(b)           None.
(d)(i)        Exchange Offer Agreement, dated as of March 9, 2000, by and between UPC and SBS (incorporated herein by reference to
              Exhibit 2.1 from UPC's Registration Statement on Form S-4
              filed May 12, 2000 (File No. 333-36848)).
(d)(ii)       Letter Agreement, dated as of April 11, 2000, by and between
              UPC and SBS amending the Exchange Offer Agreement
              (incorporated herein by reference to Exhibit 2.2 from UPC's
              Registration Statement on Form S-4 filed May 12, 2000 (File
              No. 333-36848)).
(d)(iii)      Share Exchange Agreement, dated as of March 9, 2000, between
              UPC and each of the several shareholders listed on the
              signature page thereof (incorporated herein by reference to
              Exhibit 2.3 from UPC's Registration Statement on Form S-4
              filed May 12, 2000 (File No. 333-36848)).
(d)(iv)       Letter Agreement, dated as of March 9, 2000, by and between
              Harry Evans Sloan and UPC (incorporated herein by reference to Exhibit 10.1 from UPC's Registration Statement on Form
              S-4 filed May 12, 2000 (File No. 333-36848)).
(d)(v)        Letter Agreement, dated as of March 9, 2000, by and between
              Howard A. Knight and UPC (incorporated herein by reference to Exhibit 10.2 from UPC's Registration Statement on Form
              S-4 filed May 12, 2000 (File No. 333-36848)).
(d)(vi)       Letter Agreement, dated as of March 9, 2000, by and between
              Michael Finkelstein and UPC (incorporated herein by
              reference to Exhibit 10.3 from UPC's Registration Statement on Form S-4 filed May 12, 2000 (File No. 333-36848)).
(d)(vii)      Letter Agreement, dated as of March 9, 2000, by and between
              Martin Lindskog and UPC (incorporated herein by reference to
              Exhibit 10.4 from UPC's Registration Statement on Form S-4 filed May 12, 2000 (File No. 333-36848)).
(g)           None.
(h)(i)        Opinion of Clifford Chance Limited Liability Partnership,
              Netherlands counsel to UPC, regarding certain Netherlands
              tax matters (incorporated herein by reference to Exhibit 8.1 to UPC's Registration Statement on Form S-4 filed May 12,
              2000 (File No. 333-36848)).

ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3.

          ITEM 1.  SUMMARY TERM SHEET.

     Information is disclosed to security holders in a prospectus meeting the requirements of Rule 421(d) of the Securities Act of 1933, as amended.

          ITEM 2.  SUBJECT COMPANY INFORMATION.

     (a) See the sections of the Prospectus captioned "Summary -- The
Companies -- SBS Broadcasting S.A.," and "The Companies -- SBS Broadcasting S.A.

     (b) See the sections of the Prospectus captioned "Summary -- The
Companies -- SBS Broadcasting S.A.," and "The Companies -- SBS Broadcasting S.A.

     (c) See the section of the Prospectus captioned "Market Prices and Dividends -- SBS."

     (d) See the sections of the Prospectus captioned "The Exchange
Offer -- Dividends and Distributions" and "Market Prices and Dividends -- SBS."

     (e) Not applicable.

     (f) See the section of the Prospectus captioned "Special
Factors -- Background of the Exchange Offer" and "Special Factors -- Other Agreement and Relationships with SBS."

          ITEM 3.  IDENTITY AND BACKGROUND OF FILING PERSON.

     (a) See the sections of the Prospectus captioned "Summary -- The
Companies -- United Pan-Europe Communications N.V.," "The Companies -- United Pan-Europe Communications N.V." and Schedule I to the Prospectus ("UPC Directors and Executive Officers; UnitedGlobalCom, Inc. Directors and Executive Officers").

     (b) See the sections of the Prospectus captioned "Summary -- The
Companies -- United Pan-Europe Communications N.V.," "The Companies -- United Pan-Europe Communications N.V." and Schedule I to the Prospectus ("UPC Directors and Executive Officers; UnitedGlobalCom, Inc. Directors and Executive Officers").

     (c) See the sections of the Prospectus captioned "Summary -- The
Companies -- United Pan-Europe Communications N.V.," "The Companies -- United Pan-Europe Communications N.V." and Schedule I to the Prospectus ("UPC Directors and Executive Officers; UnitedGlobalCom, Inc. Directors and Executive Officers").

          ITEM 4.  TERMS OF THE TRANSACTION.

     (c) See the sections of the Prospectus captioned "The Exchange Offer Agreement and the Share Exchange Agreement."

     (d) See the sections of the Prospectus captioned "Summary -- The Exchange Offer" and "Special Factors -- Appraisal Rights."

     (e) See the section of the Prospectus captioned "Special
Factors -- Positions of UPC Regarding Fairness of the Exchange Offer."

     (f) See the section of the Prospectus captioned "Summary -- Market Prices of UPC American Depositary Shares, UPC Ordinary Shares A and SBS Shares."

          ITEM 5.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

     (a) See the section of the Prospectus captioned "Special Factors -- Other Agreements and Relationships with SBS" and "Special Factors -- Other Agreements and Relationships -- Interests of Directors and Executive Officers of SBS."

     (b) See the section of the Prospectus captioned "Special
Factors -- Background of the Exchange Offer."

     (c) See the sections of the Prospectus captioned "Special
Factors -- Background of the Exchange Offer," and "Special Factors -- Other Agreements and Relationships with SBS."

     (e) See the sections of the Prospectus captioned "Summary -- The Exchange Offer," "Special Factors -- Plans for SBS after the Exchange Offer," "Special Factors -- Other Agreements and Relationships with SBS," "Special
Factors -- Other Agreements and Relationships -- Interests of Directors and Executive Officers of SBS" and "The Exchange Offer Agreement and the Share Exchange Agreement."

          ITEM 7.  PURPOSES, ALTERNATIVES, REASONS AND EFFECTS.

     (a) See the section of the Prospectus captioned "Summary -- The Proposed Combination," "Summary -- Reasons for the Proposed Combination," "Special Factors -- Purposes of the Exchange Offer" and "Special Factors -- Reasons for the Exchange Offer."

     (b) See the section of the Prospectus captioned "Special
Factors -- Background of the Exchange Offer."

     (c) See the sections of the Prospectus captioned "Summary -- Reasons for the Proposed Combination" and "Special Factors -- Reasons for the Exchange Offer."

     (d) See the sections of the Prospectus captioned "Summary -- The Proposed Combination," "Special Factors -- Plans for SBS after the Exchange Offer," "Special Factors -- Certain Effects of the Exchange Offer," "Special
Factors -- Material U.S. Federal Income Tax Consequences" and "The Exchange Offer -- Basic Terms."

          ITEM 8.  FAIRNESS OF THE TRANSACTION.

     (a) See the section of the Prospectus captioned "Special
Factors -- Position of UPC Regarding Fairness of the Exchange Offer."

     (b) See the section of the Prospectus captioned "Special
Factors -- Position of UPC Regarding Fairness of the Exchange Offer."

     (c) See the section of the Prospectus captioned "Special
Factors -- Position of UPC Regarding Fairness of the Exchange Offer."

     (d) See the section of the Prospectus captioned "Special
Factors -- Recommendation of SBS's Board; Fairness of the Exchange Offer."

     (e) See the section of the Prospectus captioned "Special
Factors -- Recommendation of SBS's Board; Fairness of the Exchange Offer."

     (f) Not applicable.

          ITEM 9.  REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.

     (a) See the sections of the Prospectus captioned "Special
Factors -- Recommendation of SBS's Board; Fairness of the Exchange Offer," "Special Factors -- Opinion of Donaldson Lufkin & Jenrette, SBS's Financial Adviser" and "Special Factors -- Position of UPC Regarding Fairness of the Exchange Offer."

     (b) See the section of the Prospectus captioned "Special Factors -- Opinion of Donaldson Lufkin & Jenrette, SBS's Financial Adviser".

     (c) See the sections of the Prospectus captioned "Special
Factors -- Opinion of Donaldson Lufkin & Jenrette, SBS's Financial Adviser,"
Schedule II of the Prospectus and Schedule III of the Prospectus.

          ITEM 10.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (c) See the sections of the Prospectus captioned "The Exchange Offer -- Fees and Expenses."

          ITEM 11.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

     (a) See the sections of the Prospectus captioned "Summary -- The Proposed Combination" and "Special Factors -- Purposes of the Exchange Offer" and "Special Factors -- Other Agreements and Relationships with SBS Broadcasting."

     (b) See the section of the Prospectus captioned "Summary -- The Proposed Combination" and "Special Factors -- Purposes of the Exchange Offer."

          ITEM 12.  THE SOLICITATION OR RECOMMENDATION.

     (d) See the section of the Prospectus captioned "Special
Factors -- Recommendation of SBS's Board; Fairness of the Exchange Offer."

     (e) See the section of the Prospectus captioned "Special Factors -- Other Agreements and Relationships with SBS."

          ITEM 13.  FINANCIAL STATEMENTS.

     (a) See the section of the Prospectus captioned "Summary -- Selected Historical Consolidated Financial Data of UPC and Selected Unaudited Pro Forma Combined Financial Data of UPC and SBS," "Summary -- Selected Historical Consolidated Financial Data of SBS," "Summary -- Comparative Per Share Information" and "Unaudited Pro Forma Condensed Consolidated Financial Data."

     (b) See the section of the Prospectus captioned "Summary -- Selected Historical Consolidated Financial Data of UPC and Selected Unaudited Pro Forma Combined Financial Data of UPC and SBS" and "Unaudited Pro Forma Condensed Consolidated Financial Data."

          ITEM 14.  PERSONS/ASSETS RETAINED, EMPLOYED, COMPENSATED OR USED.

     (a) See the section of the Prospectus captioned "The Exchange Offer -- Fees and Expenses."

     (b) None.

          ITEM 16.  EXHIBITS.

EXHIBIT                          DESCRIPTION
-------                          -----------
(c)(i)   Opinion of Donaldson Lufkin & Jenrette, SBS's Financial
         Adviser (incorporated herein by reference to Exhibit 99.6
         from UPC's Registration Statement on Form S-4 filed May 12,
         2000 (File No. 333-36848)).
(f)      Not applicable.

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                          UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                          By: /s/CHARLES H. R. BRACKEN
                                            ------------------------------------
                                          Name: Charles H. R. Bracken
                                          Title:   Board of Management
                                              Member and Chief Financial Officer

Dated: May 12, 2000

                                 EXHIBIT INDEX

  EXHIBIT                             DESCRIPTION                             PAGE
  -------                             -----------                             ----
(a)(1)(i)     Prospectus relating to UPC Shares to be issued in the Offer
              (incorporated herein by reference from UPC's Registration
              Statement on Form S-4 filed May 12, 2000 (File No.
              333-36848)).
(a)(1)(ii)    Form of Letter of Transmittal (incorporated herein by
              reference to Exhibit 99.1 from UPC's Registration Statement on Form S-4 filed May 12, 2000 (File No. 333-36848)).
(a)(1)(iii)   Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.2 from UPC's Registration
              Statement on Form S-4 filed May 12, 2000 (File No.
              333-36848)).
(a)(1)(iv)    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees (incorporated herein by
              reference to Exhibit 99.3 from UPC's Registration Statement on Form S-4 filed May 12, 2000 (File No. 333-36848)).
(a)(1)(v)     Form of Letter to Clients for use by Brokers, Dealers,
              Commercial Banks, Trust Companies and other Nominees
              (incorporated herein by reference to Exhibit 99.4 from UPC's
              Registration Statement on Form S-4 filed May 12, 2000 (File
              No. 333-36848)).
(a)(1)(vi)    Guidelines for Certification of Taxpayer Identification
              Number on Substitute Form W-9 (incorporated herein by
              reference to Exhibit 99.5 from UPC's Registration Statement on Form S-4 filed May 12, 2000 (File No. 333-36848)).
(a)(1)(vii)   Press Release issued by UPC on March 9, 2000 (incorporated herein by reference to Exhibit 99.1 from UPC's Form 8-K
              filed March 13, 2000 (File No. 000-25365)).
(a)(1)(viii)  Press Release issued by UPC on April 11, 2000 (incorporated herein by reference to Exhibit 99.1 from UPC's Form 8-K
              filed April 18, 2000 (File No. 000-25365).
(a)(2)        None.
(a)(3)        Exhibit (a)(1)(i) is incorporated herein by reference.
(a)(4)        Exhibit (a)(1)(i) is incorporated herein by reference.
(a)(5)        None.
(b)           None.
(c)(i)        Opinion of Donaldson Lufkin & Jenrette, SBS Financial
              Adviser (incorporated herein by reference to Exhibit 99.6
              from UPC's Registration Statement on Form S-4 filed May 12,
              2000 (File No. 333-36848)).
(d)(i)        Exchange Offer Agreement, dated as of March 9, 2000, by and between UPC and SBS (incorporated herein by reference to
              Exhibit 2.1 to UPC's Registration Statement on Form S-4
              filed May 12, 2000 (File No. 333-36848)).
(d)(ii)       Letter Agreement, dated as of April 11, 2000, by and between
              UPC and SBS amending the Exchange Offer Agreement
              (incorporated herein by reference to Exhibit 2.2 from UPC's
              Registration Statement on Form S-4 filed May 12, 2000 (File
              No. 333-36848)).

  EXHIBIT                             DESCRIPTION                             PAGE
  -------                             -----------                             ----
(d)(iii)      Share Exchange Agreement, dated as of March 9, 2000, between
              UPC and each of the several shareholders listed on the
              signature page thereof (incorporated herein by reference to
              Exhibit 2.3 from UPC's Registration Statement on Form S-4
              filed May 12, 2000 (File No. 333-36848)).
(d)(iv)       Letter Agreement, dated as of March 9, 2000, by and between
              Harry Evans Sloan and UPC (incorporated herein by reference to Exhibit 10.1 from UPC's Registration Statement on Form
              S-4 filed May 12, 2000 (File No. 333-36848)).
(d)(v)        Letter Agreement, dated as of March 9, 2000, by and between
              Howard A. Knight and UPC (incorporated herein by reference to Exhibit 10.2 from UPC's Registration Statement on Form
              S-4 filed May 12, 2000 (File No. 333-36848)).
(d)(vi)       Letter Agreement, dated as of March 9, 2000, by and between
              Michael Finkelstein and UPC (incorporated herein by
              reference to Exhibit 10.3 from UPC's Registration Statement on Form S-4 filed May 12, 2000 (File No. 333-36848)).
(d)(vii)      Letter Agreement, dated as of March 9, 2000, by and between
              Martin Lindskog and UPC (incorporated herein by reference to
              Exhibit 10.4 from UPC's Registration Statement on Form S-4 filed May 12, 2000 (File No. 333-36848)).
(f)           Not Applicable.
(g)           None.
(h)(i)        Opinion of Clifford Chance Limited Liability Partnership,
              Netherlands counsel to UPC, regarding certain Netherlands
              tax matters (incorporated herein by reference to Exhibit 8.1 from UPC's Registration Statement on Form S-4 filed May 12,
              2000 (File No. 333-36848)).